UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2013

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2013 Orexigen Therapeutics, Inc. (the “Company”) issued $115 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2020 (the “Notes”) in an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an indenture, dated December 6, 2013 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee. The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately.

The Notes bear interest semi-annually at a rate of 2.75% per year, payable in arrears on June 1 and December 1 of each year. The Notes will mature on December 1, 2020, unless earlier repurchased or converted in accordance with their terms prior to such date. Prior to September 1, 2020, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. Holders of the Notes will have the right to require the Company to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain events. The conversion rate for the Notes will initially be 122.1225 shares per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $8.19 per share of common stock, and is subject to adjustment under the terms of the Notes. The initial conversion price of the Notes represents a premium of approximately 32.5% to the $6.18 per share closing price of the Company’s common stock on December 2, 2013.

Upon conversion, the Notes will be settled in shares of the Company’s common stock (together with cash in lieu of any fractional shares). However, if the Company receives stockholder approval in accordance with the Nasdaq Listing Standards, the Company will settle conversions of the Notes through payment or delivery, as the case may be, of cash, shares of Company’s common stock or a combination thereof, at the Company’s election.

A copy of the Indenture (including the form of the Note) is attached as Exhibit 4.1 to this report and is incorporated herein by reference (and this description is qualified in its entirety by reference to such document).

The Company estimates that the net proceeds from the offering will be approximately $110.5 million after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by it. The Company intends to use the net proceeds from the offering of the Notes for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds to in-license or acquire new businesses or products; however, the Company has no current commitments or obligations to do so.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On December 3, 2013, the Company issued a press release announcing the pricing of its offering of the Notes. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On December 6, 2013, the Company issued a press release announcing the closing of its offering of the Notes. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture dated as of December 6, 2013, between Orexigen Therapeutics, Inc. and Wilmington Trust, National Association, as trustee

99.1	Press Release, dated December 3, 2013, announcing the pricing of Convertible Senior Notes

99.2	Press Release, dated December 6, 2013, announcing the closing of Convertible Senior Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: December 6, 2013	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of December 6, 2013 between Orexigen Therapeutics, Inc. and Wilmington Trust, National Association, as trustee

99.1	Press Release, dated December 3, 2013, announcing the pricing of Convertible Senior Notes

99.2	Press Release, dated December 6, 2013, announcing the closing of Convertible Senior Notes